Exhibit 99.1
Scripps Networks Interactive launches as
separate publicly traded company
Chairman, President and CEO Kenneth W. Lowe to Ring the Opening Bell at NYSE

For immediate release July 1, 2008	(NYSE: SNI)
CINCINNATI, July 1, 2008 — Scripps Networks Interactive Inc. began operations today as a separate publicly traded company upon the successful completion of its separation from The E.W. Scripps Company.
An executive team from Scripps Networks Interactive led by Chairman, President and CEO Kenneth W. Lowe will Ring the Opening BellSM at the New York Stock Exchange to inaugurate the company’s first official day of listing on the NYSE. The company will also be listed in the S&P 500 index.
With the bell ringing, regular way trading begins for Scripps Networks Interactive under the ticker symbol “SNI” and continues separately for The E.W. Scripps Company under the ticker symbol “SSP.”
“This is a tremendously exciting day for all of us at Scripps Networks Interactive following not only months of planning for this day, but the culmination of a vision we had 14 years ago of creating a television network devoted to the home,” Lowe said. “HGTV was born, and building on its success, we’ve assembled a valuable portfolio of lifestyle media businesses, including Food Network, and interactive services that have made an indelible impression on media consumers everywhere. We begin our exciting journey as a new, independent company focused purely on growing these businesses.”
Holders of the controlling class of Scripps Common Voting Shares, the Edward W. Scripps Trust, approved the separation of Scripps Networks Interactive from The E. W. Scripps Company (Scripps) during Scripps’ annual shareholder meeting on June 13 in Cincinnati. The E. W. Scripps Company’s board of directors in October 2007 authorized management to pursue a separation of Scripps into two companies; one focused on national and global lifestyle media and interactive services, and the other on market-leading local media franchises.
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Effective today, a tax-free distribution was made of Scripps Networks Interactive stock to Scripps shareholders. Scripps shareholders continue to own stock in both companies.
All shareholders of record (as of June 16) receive one share of Scripps Networks Interactive stock for each share of stock they own in The E. W. Scripps Company.
Forward-Looking Statements
This press release contains certain forward-looking statements related to the company’s businesses, including the separation, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 23 of its Form 10 registration statement filed in June 2008. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps Networks Interactive
Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services, Shopzilla and uSwitch.
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Contact: Mark Kroeger, Scripps Networks Interactive Inc., 513-977-3827
E-mail: mark.kroeger@scrippsnetworks.com